Exhibit 3.63

CERTIFICATE OF FORMATION

OF

DOPACO PACIFIC LLC

This Certificate of Formation of DOPACO PACIFIC LLC (the “LLC”), dated as of February 12, 1997 is being duly executed and filed by Jennifer L. Dombrowski, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Sec. 18-101, et seq.).

FIRST.  the name of the limited liability company formed hereby is

DOPACO PACIFIC LLC

SECOND.  The address of the registered office of the LLC in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

THIRD.  The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jennifer L. Dombrowski
Jennifer L. Dombrowski